Exhibit 99.1

For more information contact:
Company:	Investor Relations:
Marc LeVier, Chief Executive Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: 303.507.3842	Phone: 716.843.3908
Email: mlevier@texasrareearth.com	Email: dpawlowski@keiadvisors.com

Texas Rare Earth Initiates Drilling at Round Top Project

•	Approximately 50 drill holes and 12,000 feet of reverse circulation drilling planned

•	Awaiting aeromagnetic surveying analysis

•	Also reviewing options for monetizing uranium and beryllium assets as means of minimizing shareholder dilution

Houston, TX and Denver, CO, July 14, 2011-- Texas Rare Earth Resources Corp. (OTCQB:TRER), a heavy rare earths exploration, development and mining company, announced today that it began exploratory drilling on its Round Top Project near Sierra Blanca, Texas on July 11, 2011.  This program includes approximately 50 drill holes totaling at least 12,000 feet of reverse circulation drilling.  Coverage is planned to be adequate to begin block modeling of the deposit.  The Company expects the drill program to span the next three to six months while concurrent testing activities will be ongoing.

Marc LeVier, Chief Executive Officer of Texas Rare Earth Resources, commented, “This is another important step in our efforts to advance this project to the resource definition stage.  We expect to produce at least 150 tonnes of sample from this drilling, which in addition to mineralization analysis will be packaged and used for metallurgical testing.  Our objective is to better define the thickness and margins of the rhyolite and to ultimately define the resource and its economic potential.”

The close-spaced aero-magnetic study contracted to Aeroquest Airborne was completed at Round Top Mountain in June.  Aeromagnetic surveying will help to define the form and geometry of the mineralized rhyolites and to detect the presence of other rhyolite bodies which may be hidden under cover.  The analysis of the data is ongoing and preliminary results are expected in the next four to six weeks.

Mr. LeVier continued, “Round Top’s unique concentration of heavy rare earth elements (HREE) to light rare earth elements (LREE), potential size and shallow structure, positions us to be a potentially leading global low-cost producer for rare earths as demand for the heavy metals continues to grow.  Importantly, there are certain elements that currently are still in early stage science and for which we believe we could be a major supplier as the applications continue to evolve.”

Texas Rare Earths’ flagship Round Top Project was originally drilled in the mid 1980’s, and the Company has been re-logging and re-analyzing 82,000 feet of historical drilling.  Results have consistently reconfirmed apparent uniform rare earth grades and an approximate 70% ratio of HREE to LREE.  A study conducted by the Texas Bureau of Geology, published in the Geological Society of America, Special Paper 246 in 1990, estimated the size of the body to be approximately 1.6 billion metric tons.

The Company also announced that it is evaluating the beryllium deposit that had been identified by Cabot Corporation in 1986 and later by Cyprus Minerals in 1988 as a potential source of funding for the Round Top Project.  Results of the reanalysis of historic samples also indicated potentially significant uranium value.

Mr. LeVier stated, “Based on historic data and information, the Round Top Project appears to hold several elements that are not primary to our rare earth focus.  While we intend to pursue traditional financing as we advance Round Top towards production of heavy rare earth elements, we are committed to minimizing dilution for our shareholders and are proactively evaluating alternative means of finance including monetizing non-core potential assets."  The Company believes it has sufficient capital to fund operations and exploration activity at its Round Top Project through the end of calendar year 2012.  Its current exploration program budget for the next twelve-month period is approximately $2.2 million and includes the aeromag survey and analysis, as well as the present drilling program.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” or “inferred,” which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form S-1 Registration Statement or Form 10-K. You can review and obtain copies of these filings from our website at http://www.sec.gov/edgar.shtml.

Forward-Looking Information

This press release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "projects," "expects,” “potential,” “size, grade and elemental make-up,” “massive tonnage,” "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this press release.

About Texas Rare Earth

Texas Rare Earth Resources Corp.'s primary focus is developing its Round Top Mountain rare earth—beryllium-uranium project which also includes niobium, tantalum and gallium.  Round Top is located in Hudspeth County, Texas, 85 miles east of El Paso.  Independently published data indicates the property may contain more than one billion metric tons of rhyolite containing rare earths with a 67% ratio of heavy to light rare earths.  Prior exploratory work also indicates what management believes to be a potentially large high-grade beryllium resource.  Uranium is present in the deposit and preliminary sampling shows grades of over 1% U exposed in the mine.  Texas Rare Earth's common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website on which the Company routinely posts information:        http://www.texasrareearth.com.

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